Exhibit 99.1
News Release

ascena retail group, Inc. reports

THIRD quarter 2013 results

– ADJUSTED EPS OF $0.26 –

– GAAP EPS FROM CONTINUING OPERATIONS OF $0.20 –

– Total Comparable sales decreased 1% –

– Revises Fiscal 2013 GUIDANCE TO $1.10 TO $1.15 PER SHARE –

SUFFERN, NY – June 5, 2013 – Ascena Retail Group, Inc. (NASDAQ – ASNA) (“the Company”) today reported financial results for its fiscal third quarter and nine months ended April 27, 2013.

For the third quarter of Fiscal 2013, earnings from continuing operations were $0.20 per diluted share, while losses from discontinued operations were $0.01 per diluted share. This compares to earnings from continuing operations of $0.31 per diluted share in the same period of Fiscal 2012. Adjusted earnings from continuing operations in the third quarter of Fiscal 2013 were $0.26 per diluted share, compared to $0.34 per diluted share in the prior year’s third quarter.

In both periods, the Company incurred certain acquisition-related integration, restructuring and transaction costs in connection with its acquisition of Charming Shoppes, Inc. (“Charming” and the “Charming Acquisition”). Additionally, in the third quarter of 2013, the Company also incurred a charge on the extinguishment of debt. Management believes that such costs are not indicative of the Company’s underlying operating performance and has, therefore, reported adjusted results to exclude their effect (see “Non-GAAP Financial Results” section of this release for a reconciliation of these adjustments).

Net sales for the third quarter of Fiscal 2013 increased 46% to $1.142 billion, compared to $783 million in the prior year’s third quarter. This growth was driven by the inclusion of the recently acquired Lane Bryant and Catherines businesses, slightly offset by a total comparable sales decrease of 1% for the quarter versus the prior year. Store comp sales for the quarter declined 4% and e-commerce comp sales increased 37%.

David Jaffe, President and Chief Executive Officer of Ascena Retail Group, Inc., commented, “Our soft third quarter top line performance reflects lower than expected traffic driven by continued economic challenges for our customers and unseasonably cold weather as well as merchandising misses at Lane Bryant and dressbarn.  Sales trends improved somewhat across all brands in Q4 to date compared to Q3, and we are adjusting our promotional plans to ensure that spring inventory balances are at appropriate levels by the end of our Fiscal 2013 fourth quarter.”

Mr. Jaffe concluded: “As we look toward 2014, we continue to make solid progress positioning the business for long term growth by building talent and infrastructure, implementing long range synergy initiatives and improving our merchandising strategies to better match our customer’s needs.”

Fiscal Third Quarter Results

Consolidated comparable store sales (excluding e-commerce) decreased by 4% for the period. E-commerce sales increased by 171% to $98 million on a consolidated basis, and 37% on a comparable basis. Combined, comparable store and e-commerce sales decreased by 1%.

Unseasonably cold weather and economic pressure on middle-income consumers drove decreased traffic and spending, which contributed to negative comparable store sales at Justice, Lane Bryant, maurices and dressbarn, whereas Catherines realized an 8% increase in comparable store sales.

Net sales for the third quarter of Fiscal 2013 increased 46% to $1.142 billion, compared to $783 million for last year’s third quarter, largely driven by the inclusion of sales from the newly acquired Lane Bryant and Catherines businesses, along with a 1% increase in sales from the Company’s legacy family of brands.

The Company’s comparable store and e-commerce sales data for the third fiscal quarter is summarized below:

Third Quarter Sales (Unaudited)
		Net Sales (millions)
	Comparable Store Sales*	April 27, 2013	April 28, 2012
Justice	(4)%	$298.0	$287.8
Lane Bryant*	(6)%	267.2	—
maurices	(3)%	235.7	223.9
dressbarn	(7)%	257.3	271.6
Catherines*	8%	84.0	—
Total Company	(4)%	$1,142.2	$783.3
E-commerce comparable sales	37%

Total comparable sales	(1)%

*Comparable store sales include stores open for at least one year. Comparable store sales for Lane Bryant and Catherines include sales for all stores that were open in both that period and the comparative period in the prior year.

Gross margin for the third quarter of Fiscal 2013 increased to $657.8 million, or 57.6% of sales, compared to $459.9 million, or 58.7% of third quarter sales last year. The gross margin rate decline of 110 basis points was primarily due to lower margins associated with increased markdowns and promotional activity, particularly at dressbarn.

Buying, distribution and occupancy (“BD&O”) costs for the third quarter of Fiscal 2013 were $208.1 million, or 18.2% of sales, compared to $129.7 million, or 16.6% of third quarter sales last year. The 160 basis point increase was primarily due to the inclusion of Lane Bryant and Catherines, which have a higher BD&O expense as a percent of sales compared to the ascena legacy brands, as well as deleveraging relating to lower comparable store sales. The Company continues to anticipate the capture of certain integration-related efficiencies in its distribution structure over time.

Selling, general and administrative (“SG&A”) expenses for the third quarter of Fiscal 2013 were $332.4 million, or 29.1% of sales, compared to $219.3 million, or 28.0% of third quarter sales last year. The 110 basis point increase is largely due to a duplicative overhead structure relating to the Charming Acquisition, which is also expected to be improved as integration work progresses.

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Operating income for the third quarter of Fiscal 2013 was $65.8 million, or 5.8% of sales, compared to $85.3 million, or 10.9% of sales last year. On an adjusted basis, operating income for Fiscal 2013 was $72.7 million, or 6.4% of sales. The decrease in adjusted operating income as a percent of sales was primarily due, as described above, to increased promotion and markdown activity, increased BD&O expenses and duplicative overhead expenses from the Charming Acquisition.

Income from continuing operations for the third quarter of Fiscal 2013 was $32.9 million as compared to $49.4 million in the prior year’s third quarter. Adjusted income from continuing operations for the third quarter of Fiscal 2013 was $42.2 million, as compared to $53.7 million in the prior year’s third quarter.

Earnings from continuing operations for the third quarter of Fiscal 2013 were $0.20 per diluted share, compared to $0.31 in the third quarter of Fiscal 2012. Adjusted earnings per share from continuing operations for the third quarter of Fiscal 2013 was $0.26 per diluted share, compared to $0.34 in the third quarter of Fiscal 2012.

Fiscal Third Quarter Balance Sheet Highlights

The Company ended the third quarter of Fiscal 2013 with cash and investments of $206.1 million and total debt of $155.6 million, compared to $168.9 million of cash and investments and $326.6 million of debt at the end of Fiscal 2012. During the quarter, the Company expanded availability under its revolving credit facility to $500 million and used borrowings thereunder and available cash to prepay the remaining $279.3 million of the outstanding principal balance of its term loan.

Revised Fiscal Year 2013 Earnings Guidance

The Company has revised its guidance for adjusted earnings per diluted share from continuing operations for the fiscal year ending July 2013 to a range of $1.10 to $1.15. This guidance excludes any one-time, finance-related and acquisition-related integration, restructuring and purchase accounting costs that have been, and may continue to be, incurred during the fiscal year. The Company noted that its guidance is based upon various assumptions, including flat to up low single digits total comparable sales for the remainder of its Fiscal 2013 fourth quarter, and between 50 and 60 net new store openings during the Spring Season.

Conference Call Information

The Company will conduct a conference call today, June 5, 2013, at 4:30 PM Eastern Time to review its third quarter of Fiscal 2013 results, followed by a question and answer session. Parties interested in participating in this call should dial in at (617) 213-8052 prior to the start time, the passcode is 63258572. The call will also be simultaneously broadcast at www.ascenaretail.com. A recording of the call will be available shortly after its conclusion and until July 5, 2013 by dialing (617) 801-6888, the passcode is 99693481.

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About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ: ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women, under the Lane Bryant, Cacique, maurices, dressbarn and Catherines brands; and for tween girls and boys, under the Justice and Brothers brands. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,800 stores throughout the United States, Puerto Rico and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.charmingshoppes.com, www.shopjustice.com, www.lanebryant.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.cacique.com, www.shopbrothers.com, www.figis.com and www.figisgallery.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K for the year ended July 28, 2012 and in its last filed Quarterly Report on Form 10-Q for the quarter ended January 26, 2013.

Non-GAAP Financial Results

Ascena’s financial results for its fiscal third quarter and nine months ended April 27, 2013 reflect the Charming Acquisition. In connection with the Charming Acquisition, the Company has incurred certain acquisition-related, integration, restructuring and transaction costs, as well as certain losses on the extinguishment of debt, during Fiscal 2013 and Fiscal 2012. Management believes that all of such costs are not indicative of the Company’s underlying operating performance. As such, adjusted results for the third quarter of Fiscal 2013 and Fiscal 2012, which exclude the effect of such costs, have been presented to supplement the reported results for each period. Reference should be made to Note 2 to the unaudited consolidated financial information included elsewhere in this release for a reconciliation of adjusted, non-GAAP financial measures to the most directly comparable GAAP financial measures.

CONTACT:	Ascena Retail Group, Inc.
Investor Relations
(845) 369-4600

ICR, Inc.
James Palczynski
Senior Managing Director
(203) 682-8229
jp@icrinc.com

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Ascena Retail Group, Inc.

Consolidated Statements of Operations (Unaudited)

(millions, except per share data)

	Third Quarter Ended
	April 27, 2013	% of Net Sales	April 28, 2012	% of Net Sales
Net sales	$1,142.2	100.0%	$783.3	100.0%
Cost of goods sold	(484.4)	(42.4)%	(323.4)	(41.3)%
Gross margin	657.8	57.6%	459.9	58.7%
Other costs and expenses:
Buying, distribution and occupancy expenses	(208.1)	(18.2)%	(129.7)	(16.6)%
Selling, general and administrative expenses	(332.4)	(29.1)%	(219.3)	(28.0)%
Acquisition-related, integration and restructuring costs	(6.9)	(0.6)%	—	—
Depreciation and amortization expense	(44.6)	(3.9)%	(25.6)	(3.3)%
Operating income	65.8	5.8%	85.3	10.9%
Interest expense	(2.9)	(0.3)%	(0.2)	—
Interest and other income, net	0.1	—	0.8	0.1%
Acquisition-related, transaction costs	—	—	(6.8)	(0.9)%
Loss on extinguishment of debt	(7.9)	(0.7)%	—	—
Income from continuing operations before income taxes	55.1	4.8%	79.1	10.1%
Provision for income taxes from continuing operations	(22.2)	(1.9)%	(29.7)	(3.8)%
Income from continuing operations	32.9	2.9%	49.4	6.3%
Discontinued operations, net of taxes	(1.7)	(0.1)%	—	—
Net income	$31.2	2.7%	$49.4	6.3%

Net income per common share - basic:
Continuing operations	$0.21		$0.32
Discontinued operations	$(0.01)		—
Total net income per basic common share	$0.20		$0.32

Net income per common share - diluted:
Continuing operations	$0.20		$0.31
Discontinued operations	$(0.01)		—
Total net income per diluted common share	$0.19		$0.31

Weighted average common shares outstanding:
Basic	158.0		153.3
Diluted	163.3		159.9

See accompanying notes.

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Ascena Retail Group, Inc.

Consolidated Statements of Operations (Unaudited)

(millions, except per share data)

	Nine Months Ended
	April 27, 2013	% of Net Sales	April 28, 2012	% of Net Sales
Net sales	$3,517.2	100.0%	$2,413.6	100.0%
Cost of goods sold	(1,540.7)	(43.8)%	(1,036.6)	(42.9)%
Gross margin	1,976.5	56.2%	1,377.0	57.1%
Other costs and expenses:
Buying, distribution and occupancy expenses	(613.0)	(17.4)%	(385.4)	(16.0)%
Selling, general and administrative expenses	(1,013.9)	(28.8)%	(654.6)	(27.1)%
Acquisition-related, integration and restructuring costs	(20.1)	(0.6)%	—	—
Depreciation and amortization expense	(122.5)	(3.5)%	(75.2)	(3.1)%
Operating income	207.0	5.9%	261.8	10.8%
Interest expense	(12.5)	(0.4)%	(0.7)	—
Interest and other income, net	0.6	—	2.7	0.1%
Acquisition-related, transaction costs	—	—	(6.8)	(0.3)%
Loss on extinguishment of debt	(9.3)	(0.3)%	—	—
Income from continuing operations before income taxes	185.8	5.3%	257.0	10.6%
Provision for income taxes from continuing operations	(68.9)	(2.0)%	(96.4)	(4.0)%
Income from continuing operations	116.9	3.3%	160.6	6.7%
Discontinued operations, net of taxes	4.6	0.1%	—	—
Net income	$121.5	3.5%	$160.6	6.7%

Net income per common share - basic:
Continuing operations	$0.74		$1.05
Discontinued operations	$0.03		—
Total net income per basic common share	$0.77		$1.05

Net income per common share - diluted:
Continuing operations	$0.72		$1.01
Discontinued operations	$0.03		—
Total net income per diluted common share	$0.75		$1.01

Weighted average common shares outstanding:
Basic	156.9		153.3
Diluted	162.8		159.1

See accompanying notes.

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Ascena Retail Group, Inc.

Consolidated Balance Sheets (Unaudited)

(millions)

	April 27, 2013	July 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$202.9	$164.3
Short-term investments	3.2	1.4
Inventories	538.1	533.4
Assets related to discontinued operations	43.1	133.6
Deferred tax assets	49.6	48.7
Prepaid expenses and other current assets	163.5	158.8

Total current assets	1,000.4	1,040.2
Non-current investments	—	3.2
Property and equipment, net	730.2	674.2
Goodwill	576.2	593.2
Other intangible assets, net	451.7	453.7
Other assets	37.0	42.6
TOTAL ASSETS	$2,795.5	$2,807.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$259.2	$252.8
Accrued expenses and other current liabilities	258.6	261.2
Deferred income	61.4	42.7
Liabilities related to discontinued operations	17.1	118.6
Income taxes payable	7.5	6.1
Current portion of long-term debt	—	4.2

Total current liabilities	603.8	685.6
Long-term debt	155.6	322.4
Lease-related liabilities	241.9	240.5
Deferred income taxes	124.2	60.6
Other non-current liabilities	154.6	157.1
Total liabilities	1,280.1	1,466.2
Equity	1,515.4	1,340.9
TOTAL LIABILITIES AND EQUITY	$2,795.5	$2,807.1

See accompanying notes.

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Ascena Retail Group, Inc.

Segment Information (Unaudited)

(millions)

	Third Quarter Ended		Nine Months Ended
	April 27, 2013	April 28, 2012	April 27, 2013	April 28, 2012
Net sales:
Justice	$298.0	$287.8	$1,098.2	$1,015.0
Lane Bryant	267.2	—	756.4	—
maurices	235.7	223.9	701.0	651.4
dressbarn	257.3	271.6	730.7	747.2
Catherines	84.0	—	230.9	—
Total net sales	$1,142.2	$783.3	$3,517.2	$2,413.6

	Third Quarter Ended		Nine Months Ended
	April 27, 2013	April 28, 2012	April 27, 2013	April 28, 2012
Operating income (loss):
Justice	$20.8	$23.4	$168.1	$148.2
Lane Bryant	4.8	—	(27.7)	—
maurices	35.0	37.9	92.3	88.0
dressbarn	6.5	24.0	(9.7)	25.6
Catherines	5.6	—	4.1	—
Subtotal	72.7	85.3	227.1	261.8
Less unallocated acquisition-related, integration and restructuring costs	(6.9)	—	(20.1)	—
Total operating income	$65.8	$85.3	$207.0	$261.8

See accompanying notes.

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Ascena Retail Group, Inc.

Notes to Consolidated Financial Information (Unaudited)

Note 1. Basis of Presentation

Discontinued Operations

In connection with the Charming Acquisition, certain acquired businesses have been classified as a component of discontinued operations within the consolidated financial statements.

In particular, the Company announced, contemporaneously with the closing of the acquisition of Charming Shoppes, its intent to cease operating the acquired Fashion Bug business. The Fashion Bug business, consisting of approximately 600 retail stores, ceased operations at the end of the second quarter of Fiscal 2013.

In addition, the Company also announced, contemporaneously with the closing of the acquisition of Charming Shoppes, its intent to sell the acquired Figi’s business. The Figi’s business, which markets food and specialty gift products, is expected to be sold around the one-year anniversary date of the closing of the acquisition of Charming Shoppes.

Those businesses have been classified as discontinued operations within the unaudited consolidated financial statements. As such, assets and liabilities relating to discontinued operations have been segregated and separately disclosed in the balance sheet as of the end of each period. In turn, operating results for those businesses have also been segregated and reported separately in the statement of operations for Fiscal 2013.

Buying, Distribution and Occupancy Costs Reclassification

Historically, the Company included buying, distribution and occupancy costs within cost of goods sold on the face of its statements of operations. However, in the fourth quarter of Fiscal 2012, in connection with conforming the financial presentation of Charming Shoppes, the Company decided to present each of the aggregate of buying, distribution and occupancy costs and gross margin separately on the face of its statements of operations. In addition, certain costs, such as store utility costs, were reclassified from selling, general and administrative expenses to buying, distribution and occupancy costs. Financial information for all prior periods has been reclassified in order to conform to the current period’s presentation. There have been no changes in historical operating income or historical net income for any period as a result of these changes.

Other Reclassifications

Certain other immaterial reclassifications also have been made to the prior period’s financial information in order to conform to the current period’s presentation.

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Note 2. Use of Non-GAAP Financial Measures

To provide investors information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company has provided Fiscal 2013 and Fiscal 2012 financial measures in this press release that exclude the effects of certain acquisition-related, integration, restructuring and transaction costs resulting from the Charming Acquisition, as well as certain losses on the extinguishment of debt. Management believes that all of such costs are not indicative of the Company’s underlying operating performance. Throughout this release, the term “reported” refers to information prepared in accordance with accounting principles generally accepted in the United States (GAAP), while the term “adjusted” refers to non-GAAP financial information adjusted to exclude such costs. All information below is presented for the Company’s continuing operations.

(in millions, except per share amounts)	Third Quarter
	FY 2013
	Income before income taxes	Income taxes	Net income	Diluted net income per common share
Reported basis – continuing operations	$55.1	$22.2	$32.9	$0.20
Adjustments:
Acquisition-related integration and restructuring costs	6.9	2.6	4.3	0.03
Loss on extinguishment of debt	7.9	2.9	5.0	0.03
Adjusted basis – continuing operations	$69.9	$27.7	$42.2	$0.26

(in millions, except per share amounts)	Third Quarter
	FY 2012
	Income before income taxes	Income taxes	Net income	Diluted net income per common share
Reported basis – continuing operations	$79.1	$29.7	$49.4	$0.31
Adjustments:
Acquisition-related transaction costs	6.8	2.5	4.3	0.03
Adjusted basis – continuing operations	$85.9	$32.2	$53.7	$0.34

Operating income:

(in millions)	Third Quarter
FY 2013
Reported basis	$65.8
Adjustments:
Acquisition-related integration and restructuring costs	6.9
Adjusted basis	$72.7

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